JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-236659 and 333-236659-01

Dated March 17, 2023

36m SX5E Dual Directional Trigger PLUS

This document provides a summary of the terms of the Dual Directional Trigger PLUS, which we refer to as the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX 50® Index (Bloomberg ticker: SX5E Index)
Payment at maturity:

If the final index value is greater than the initial index value, for each $10 stated principal amount Trigger PLUS:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum upside payment at maturity.

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:

$10 + ($10 × absolute index return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $2.00. Accordingly, the maximum downside payment at maturity is $12.00 per Trigger PLUS.

If the final index value is less than the trigger level, for each $10 stated principal amount Trigger PLUS:

$10 × index performance factor

This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:	$10 × leverage factor × index percent change
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Trigger level:	80% of the initial index value
Leverage factor:	200%
Index performance factor:	final index value / initial index value
Maximum upside payment at maturity:	At least $15.20 (at least 152.00% of the stated principal amount) per Trigger PLUS.
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	Expected to be March 31, 2023
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	March 31, 2026
Maturity date†:	April 7, 2026
CUSIP / ISIN:	48133K393 / US48133K3932
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 1665650/000121390023020814/ea151485_424b2.htm

†Subject to postponement

The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $9.40 per $10 stated principal amount security. For information about the estimated value of the Trigger PLUS, which likely will be lower than the price you paid for the Trigger PLUS, please see the hyperlink above.

Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS.

Dual Directional Trigger PLUS Payoff Diagram*

*The actual maximum upside payment at maturity will be provided in the pricing supplement and will not be less than $15.20 per security.

Change in Underlying Index	Return on the Trigger PLUS*
50.00%	52.00%
40.00%	52.00%
30.00%	52.00%
26.00%	52.00%
20.00%	40.00%
10.00%	20.00%
5.00%	10.00%
1.00%	2.00%
0.00%	0.00%
-5.00%	5.00%
-10.00%	10.00%
-20.00%	20.00%
-20.01%	-20.01%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
*Assumes a maximum payment at maturity of 152.00% of the stated principal amount

JPMorgan Chase Financial Company LLC

36m SX5E Dual Directional Trigger PLUS

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement, underlying supplement and preliminary pricing supplement for additional information.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity if the underlying index has appreciated.
▪	Your maximum downside gain on the Trigger PLUS is limited by the trigger level.
▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	The benefit provided by the trigger level may terminate on the valuation date.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the Trigger PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS

▪	The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS.
▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates.
▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate.
▪	The value of the Trigger PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS.
▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.
▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies.
▪	The Trigger PLUS are not directly exposed to fluctuations in foreign exchange rates.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Trigger PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.